NEWS RELEASE

Investor/Media Contact:
William E. Redmond, Jr., 973-515-1821
Email: IR@gentek-global.com

GenTek Inc. Announces Fourth Quarter and Full Year 2008 Results;
Posts Full Year Revenue Growth of 8.5% and improvement in Adjusted EBITDA of 3.9%

PARSIPPANY, N.J., March 13, 2009 – GenTek Inc. (NASDAQ: GETI) announced today results for the fourth quarter and full year ended December 31, 2008.

For the fourth quarter of 2008, GenTek had revenues totaling $139.1 million and operating loss of $142.4 million, after a $157.5 million restructuring and impairment charge. This compares to revenues of $134.0 million and operating profit of $14.6 million in the prior-year period, after restructuring and impairment charges of $0.4 million. 2008 results included a non-cash impairment charge related to the goodwill and intangible assets of the valve actuation systems segment of $156.5 million. This charge represents the write-off of the entire goodwill balance and nearly all of the intangible assets related to the valve actuation systems segment which were originally recognized upon the Company’s emergence from bankruptcy in 2003. Excluding the impact of this non-cash impairment charge, operating profit would have been $14.1 million which was down 3.3% vs. the comparable prior-year period. Operating performance for the fourth quarter of 2008 is the result of continued weakness in the valve actuation systems segment which was largely offset by strong performance across all product lines within the performance chemicals segment. The Company recorded loss from continuing operations of $126.9 million, or ($12.72) loss per diluted share, compared to income from continuing operations of $20.5 million, or $1.78 income per diluted share, in the fourth quarter of 2007.

For the year ended December 31, 2008, GenTek had revenues totaling $608.0 million and operating loss of $104.9 million, after a charge of $158.9 million from restructuring and impairment charges net of pension and postretirement liability curtailment gains. This compares to 2007 revenues of $560.3 million and operating profit of $60.4 million after a charge of $1.7 million from restructuring and impairment charges net of pension curtailment gains. Excluding the impact of the non-cash impairment charge, operating profit for 2008 would have been $51.6 million, a reduction of 14.6% vs. the comparable prior-year period. The Company had loss from continuing operations of $110.1 million, or ($10.93) loss per diluted share in 2008, compared to income from continuing operations of $37.0 million, or $3.20 income per diluted share, in the comparable prior-year period.

The increase in revenues in 2008 is attributable to higher prices, strong volumes and the impact of the acquisitions in the performance chemicals segment partly offset by reduced customer demand in the valve actuation systems segment and lower sales into the fluid transfer equipment market. Year over year operating profit reduction (before restructuring, impairment, and pension curtailment and settlement gains and losses) is the result of improved gross profit, driven by the strong performance chemicals results in the current year, offset by the $10 million in gains on disposition of long-term assets recognized in the prior year.

The Company had $9.8 million of cash and $213.4 million of debt outstanding as of December 31, 2008. Over the course of 2008 the Company has reduced total debt outstanding by $26.5 million. Included in this debt reduction is the purchase of debt with a face value of $23.7 million which was purchased at a discount with an average acquisition cost of 82.9% of face value. Cash paid for interest for the year 2008 was $15.0 million, a reduction of 36% from the $23.2 million in cash paid for interest in 2007. During 2008 the Company has repurchased 657 thousand shares at a total cost of $15.6 million

For the fourth quarter of 2008, adjusted EBITDA was $21.9 million compared with $20.1 million in the fourth quarter of 2007. This improvement in adjusted EBITDA was primarily the result of continued favorable results in the performance chemicals segment which more than offset weakness in the valve actuation systems segment.

For the full year of 2008, adjusted EBITDA was $86.2 million compared with $83.0 million for the full year of 2007. This improved performance in adjusted EBITDA was driven by favorable results in the performance chemicals segment which more than offset reduced volumes and higher costs in the valve actuation systems segment.

“We are pleased with our operating results in 2008, particularly in light of the current challenging economic conditions. The performance chemicals business continues to generate outstanding results. We have taken aggressive steps to manage the cost structure in our valve actuation systems business as well as our corporate overhead in response to the continued difficult global economic conditions. We expect to use our strong cash flow to continue our efforts in strengthening the balance sheet and to expand growth in shareholder value in 2009 and beyond” said William E. Redmond Jr., GenTek’s President and CEO.

Adjusted EBITDA

The Company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. Adjusted EBITDA reflects removing the impact of any restructuring, impairment, income from discontinued operations and certain one-time items. Adjusted EBITDA is a non-GAAP (Generally Accepted Accounting Principles) measure, and, as such, a reconciliation of adjusted EBITDA to net income is provided in the attached Schedule 2. GenTek has presented adjusted EBITDA as a supplemental financial measure as a means to evaluate performance of the Company’s business. GenTek believes that, when viewed with GAAP results and the accompanying reconciliation, it provides a more complete understanding of factors and trends affecting the Company’s business than the GAAP results alone. In addition, the Company understands that adjusted EBITDA is also a measure commonly used to value businesses by its investors and lenders.

About GenTek Inc.
GenTek provides specialty inorganic chemical products and valve actuation systems and components for automotive and heavy duty/commercial engines. GenTek operates over 50 manufacturing facilities and technical centers and has approximately 1,100 employees.

GenTek’s 2,000-plus customers include many of the world’s leading manufacturers of cars and trucks, and heavy equipment, in addition to global energy companies and water treatment facilities. Additional information about the Company is available at www.gentek-global.com.

Forward-looking statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included herein may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations include, among others, our outstanding indebtedness and leverage; the impact of the restrictions imposed by our indebtedness; our ability to fund and execute our business plan; potential adverse developments with respect to our liquidity or results of operations; the high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses; continued or increased price pressure in our markets; customers and suppliers seeking contractual and credit terms less favorable to us; our ability to maintain customers and suppliers that are important to our operations; our ability to attract and retain new customers; the impact of possible substantial future cash funding requirements for our pension plans, including if investment returns on pension assets are lower than assumed; the impact of any possible failure to achieve targeted cost reductions; increases in the cost of raw materials, including energy and other inputs used to make our products; future modifications to existing laws and regulations affecting the environment, health and safety; discovery of unknown contingent liabilities, including environmental contamination at our facilities; suppliers’ delays or inability to deliver key raw materials; breakdowns or closures of our or certain of our customers’ plants or facilities; inability to obtain sufficient insurance coverage or the terms thereof; domestic and international economic conditions, fluctuations in interest rates and in foreign currency exchange rates; the cyclical nature of certain of our businesses and markets; the potential that actual results may differ from the estimates and assumptions used by management in the preparation of the consolidated financial statements; future technological advances which may affect our existing product lines; the potential exercise of our Tranche C warrants and other events could have a substantial dilutive effect on our common stock; and other risks detailed from time to time in our SEC reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

				Schedule 1
	GenTek Inc.
Consolidated Statement of Operations
(In Millions except per share amounts)(1)
	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2008	2007
Revenues	$139.1	$134.0	$608.0	$560.3
Cost of sales	111.2	106.0	501.5	457.1
Selling, general and administrative expense	12.7	13.0	50.8	51.1
Disposition of long term assets	0.2	—	1.8	(10.0)
Restructuring and impairment charges	157.5	0.4	158.9	5.0
Pension curtailment and settlement (gains)/losses	—	—	(0.0)	(3.3)

Operating profit	(142.4)	14.6	(104.9)	60.4
Interest expense, net	0.3	4.7	12.6	22.0
Other (income)/expense, net	0.7	(0.7)	1.0	(0.9)

Income from continuing operations before income taxes	(143.4)	10.6	(118.5)	39.2
Income tax provision	(16.5)	(9.9)	(8.4)	2.2

Income/(loss) from continuing operations	(126.9)	20.5	(110.1)	37.0
Income /(loss) from discontinued operations (net of tax benefit)	0.9	(1.7)	1.0	(7.3)

Net income/(loss)	$(126.0)	$18.8	$(109.0)	$29.8

Weighted average common shares	10.0	10.3	10.1	10.3
Weighted average common and equivalent shares	10.0	11.5	10.1	11.6
Income/(loss) per common share — basic:
Income/(loss) from continuing operations	$(12.72)	$1.98	$(10.93)	$3.59
Income/(loss) from discontinued operations	0.09	(0.16)	0.10	(0.70)

Net income/(loss)	$(12.63)	$1.82	$(10.83)	$2.89

Income/(loss) per common share — assuming dilution:
Income/(loss) from continuing operations	$(12.72)	$1.78	$(10.93)	$3.20
Income/(loss) from discontinued operations	0.09	(0.15)	0.10	(0.63)

Net income/(loss)	$(12.63)	$1.64	$(10.83)	$2.57

1) Totals may differ slightly from the sum of the respective line items due to rounding.

				Schedule 2
	GenTek Inc.
	Reconciliation of Net Income to Adjusted EBITDA
	(In Millions)
	(Unaudited)
	Three Months ended		Twelve Months ended
	Dec. 31,		Dec. 31,
	2008	2007	2008	2007
Net income (loss)	$(126.0)	$18.8	$(109.0)	$29.8
Restructuring and impairment charges	157.5	0.4	158.9	5.0
Pension curtailment and settlement (gains) losses	—	—	(0.0)	(3.3)
(Gains)/Losses on Disposition of long term assets	0.2	—	1.8	(10.0)
Recovery of expenses related to Richmond Lawsuit	—	(3.1)	—	(3.1)
Income tax	(16.5)	(9.9)	(8.4)	2.2
Net interest	0.3	4.7	12.6	22.0
Depreciation & amortization (1)	7.3	7.6	31.4	33.2
(Income)/loss from discontinued operations	(0.9)	1.7	(1.0)	7.3

Adjusted EBITDA	$21.9	$20.1	$86.2	$83.0

(1) Depreciation and amortization excludes amortization of financing costs which are included in interest expense.